Exhibit 99.1
The First Bancorp Third Quarter Earnings Increase 27.0%
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended September 30, 2021. Unaudited net income was $9.0 million, up $1.9 million or 27.0% from the $7.1 million reported for the three months ended September 30, 2020, representing a new quarterly earnings high mark for the Company. Earnings per common share for the period on a fully diluted basis were up $0.17 to $0.82 per share, an increase of 26.2% from the prior year. The Company also reported results for the nine months ended September 30, 2021. Net income was $26.7 million, up $6.6 million or 32.6% from the first nine months of 2020, and representing a new high mark for nine month earnings. Year-to-date earnings per share on a fully diluted basis were $2.43, up $0.59 or 32.1% from the same period in 2020.
“The First Bancorp continues to execute on its strategic initiatives as evidenced by record quarterly and year-to-date earnings", commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Growth on both sides of the balance sheet has exceeded expectations to date in 2021. Loan balances net of Paycheck Protection Program (PPP) loans were up $43.7 million in the third quarter, an annualized growth rate of 11.3%, while low-cost deposit growth continued to be very strong, increasing $138.9 million during the period. Loan growth was centered in commercial real estate, construction, and residential mortgage loans. Low-cost deposit growth was focused in municipal and business accounts, and allowed for a further reduction in wholesale funding.
"Our earnings formula remains focused on growing earning assets, enhancing fee income and controlling operating expenses, while opportunistically investing in people, markets and technology. Interest income from the loan portfolio combined with lower funding costs produced a 15.4% increase in net interest income for the quarter ended September 30, 2021 compared to a year ago. Our fee-based business lines continue to produce strong results, with wealth management income in the third quarter up 24.9% from the same period a year ago, and debit card revenue up 25.2%. As expected, mortgage banking revenues were down from the extraordinary results of 2020's third quarter, off 46.2% year-over-year. Continued strong asset quality coupled with improved economic conditions allowed for a $1.3 million reduction in the provision for loan loss expense compared to the third quarter of 2020. Revenue growth along with controlled operating expenses resulted in an excellent efficiency ratio of 44.85% for the quarter, improved from 45.97% for the same period a year ago, and in line with the 44.75% achieved in the second quarter of 2021."
Mr. McKim continued, "We continue to support the Bank's customers and communities through the ongoing COVID-19 pandemic. Of the over 1,700 PPP loans granted in 2020, more than 99% of the original balances have been forgiven per program guidelines as of September 30, 2021. In the 2021 program we disbursed over $52 million in PPP loans to more than 1,200 eligible borrowers, and approximately 25% has been forgiven to date. Like most businesses we have continued to face and address COVID related challenges, all of which I believe have made us a stronger and more resilient organization. The Company's excellent results for the quarter and year-to-date are a direct result of the collaborative, customer-focused efforts of our dedicated lending, deposit gathering, asset management, and service teams."
THIRD QUARTER 2021 FINANCIAL HIGHLIGHTS
•Net Income of $9.0 million is an increase of 27.0% from the quarter ended September 30, 2020, an increase of 2.6% from the quarter ended June 30, 2021, and is a new quarterly earnings record for the Company
•Pre-tax, Pre-Provision Net Income (non-GAAP) increased 11.5% compared to the third quarter of 2020 and increased 2.8% from the second quarter of 2021
•Loans increased $28.9 million in the third quarter to $1.62 billion
•Low-cost deposits grew $138.9 million in the third quarter to $1.33 billion
•Net Interest Margin for the quarter ended September 30, 2021 was 2.96%, up from 2.82% for the quarter ended September 30, 2020, and up from 2.86% for the quarter ended June 30, 2021
•Quarterly shareholder dividend declared of $0.32 per share
•Tangible Book Value increased to $18.90 per share, up from $17.32 at September 30, 2020, and $18.49 at June 30, 2021
YEAR-TO-DATE 2021 FINANCIAL HIGHLIGHTS
•Net Income of $26.7 million is an increase of 32.6% from the nine months ended September 30, 2020 and sets a new nine month earnings record for the Company
•Pre-tax, Pre-Provision Net Income (non-GAAP) increased 18.7% compared to the nine months ended September 30, 2020
•Loans have increased $140.5 million, or 9.5%, since December 31, 2020
•Low-cost deposits have increased $253.0 million, or 23.5%, since December 31, 2020

•Non-Interest Income without Securities Gains or Losses increased 17.0% compared to the nine months ended September 30, 2020
•Eclipsed $2.5 billion in Total Assets
FINANCIAL CONDITION
Total assets at September 30, 2021 were $2.53 billion, up $79.1 million in the third quarter and up $233.0 million from a year ago. Earning assets increased $83.5 million during the quarter comprised of an increase in loans of $28.9 million, an increase in investments of $2.5 million, and the remainder in interest earning cash balances. Year-over-year, earning assets have increased $233.1 million centered in loan growth of $180.6 million and supplemented by increases in investments of $11.1 million and interest earning cash balances of $45.7 million.
Loan growth in the third quarter was concentrated in the commercial and residential portfolios. Commercial loans increased $19.5 million during the period with all of the growth in the commercial real estate and construction sectors. Residential term loans increased $14.5 million offset by decreases in the home equity and consumer loan portfolios of $3.1 million and $1.0 million, respectively. PPP loans totaled $39.6 million as of September 30, 2021, down from $54.4 million as of June 30, 2021.
Total deposits at September 30, 2021 were $2.03 billion, up $71.9 million during the quarter, and up $270.2 million or 15.3% from September 30, 2020. Low-cost deposits increased $138.9 million in the third quarter focused in Checking and NOW accounts which combined to grow $123.4 million during the period. The increase in low-cost deposits allowed for a reduction in certificate of deposit balances, predominantly brokered, of $81.6 million during the quarter. Borrowings increased $4.6 million, all in customer repurchase agreements.
The Company’s capital position remained strong as of September 30, 2021, with an estimated total risk-based capital ratio of 14.25%, and an estimated leverage capital ratio of 8.57%. The leverage capital ratio compares favorably to 8.59% as of June 30, 2021 and 8.42% as of September 30, 2020. The total capital ratio compares to 14.55% as of prior quarter end and 15.44% a year ago, reflecting commercial loan growth over the past year.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality remains strong and stable. As of September 30, 2021, the ratio of non-performing assets to total assets was 0.25%, down from 0.30% as of June 30, 2021, and down from 0.43% at September 30, 2020. Net charge-offs for the quarter were an annualized 0.03% of total loans, down from the 0.10% of total loans experienced in 2020. Past due loans were 0.25% of total loans as of September 30, 2021, up slightly from 0.22% of total loans at June 30, 2021, and down from 0.89% as of September 30, 2020.
The provision for loan losses totaled $525,000 in the third quarter of 2021, compared with $1.8 million for the same period in 2020. The Company continues to view it prudent to consider the uncertainties brought about by COVID-19 and the potential impact to borrowers in its provision analysis. The allowance for loan losses stood at 1.08% of total loans as of September 30, 2021, slightly above the 1.07% of total loans at both June 30, 2021 and September 30, 2020. If PPP loan balances are excluded, the allowance as of September 30, 2021 would stand at 1.12% of total loans.
As of September 30, 2021, the Bank had 59 loans totaling $6.6 million and representing 0.41% of the total portfolio that were in an active modification for interest-only payments or deferred payments in conformance with inter-agency guidance issued in March 2020, the CARES Act of March 2020, or the Supplemental Appropriations Act passed in December 2020. Modified loans were down from $22.0 million or 1.38% of total loans as of June 30, 2021. Of the loans in modification as of September 30, 2021, 54 units totaling $5.4 million were in the residential portfolio, 3 units totaling $1.1 million were in the commercial portfolio, and 2 units totaling $42,000 were other retail credit. It is expected that 83% of the remaining units and 69% of the remaining modified balances will exit modification by year-end 2021.
OPERATING RESULTS
Net Income for the three months ended September 30, 2021 was $9.0 million, an increase of $1.9 million or 27.0% from the three months ended September 30, 2020. On a Pre-Tax, Pre-Provision (PTPP) (non-GAAP) basis net income for the period was $11.5 million, up $1.2 million or 11.5% from a year ago. The Company’s Return on Average Assets of 1.44% for the quarter was up from the 1.24% posted during third quarter of 2020. The third quarter 2021 PTPP Return on Average Assets was 1.83%, up from 1.79% a year ago. Return on Average Tangible Common Equity increased to 17.14% for the third quarter of 2021, up from 14.81% for the third quarter of 2020. The Company's Efficiency Ratio (non-GAAP) was 44.85% in the third quarter of 2021, improved from 45.97% in the third quarter of 2020.
Contributing factors to the Company’s operating results in the three months ended September 30, 2021 included:
•Net interest income increased $2.3 million from the third quarter of 2020, an increase of 15.4%, and was up $1.3 million from the second quarter of 2021. The increases in net interest income are attributable to earning asset growth, an increase in PPP fees recognized, and lower funding costs.
•Net interest margin for the third quarter of 2021 was 2.96%, up from 2.82% for the same period in 2020, and up from 2.86% in the second quarter of 2021.
•Non-interest income before securities gains or losses was $4.5 million, a decrease of $288,000 or 6.0% from the quarter ended September 30, 2020, and a decrease of $349,000 or 7.2% from the second quarter of 2021.
◦Revenue increased $226,000 or 24.9% year-over-year, and decreased $17,000 or 1.5% from the preceding quarter at First National Wealth Management, the Bank’s trust and investment management division;
◦Debit card revenue increased $268,000 or 25.2% from the third quarter of 2020, and increased $42,000 or 3.3% from the second quarter of 2021;
◦Mortgage banking revenue decreased $884,000 or 46.2% year-over-year, and $324,000 or 23.9% from the immediately preceding quarter but remains well above pre-pandemic norms.
•Non-interest expense for the quarter ended September 30, 2021 was $9.9 million, up $656,000 or 7.1% from the quarter ended September 30, 2020.
◦Employee salary and benefit expenses increased $392,000, or 7.8% from the third quarter of 2020;
◦Other Operating Expenses increased $260,000, or 12.1%, from the prior year quarter, most of which resulted from expenses such as marketing and travel and entertainment that rebounded to normal, pre-pandemic levels as re-opening progressed.
As mentioned above, the Bank had $39.6 million in PPP loan balances as of September 30, 2021, comprised of 12 loans totaling $656,000 originated in 2020 (PPP1) and 881 loans totaling $39.0 million originated in 2021 (PPP2). The Company received $3.8 million in associated origination fees from PPP1. Essentially all PPP1 fees have been recognized in interest income, including $81,000 this quarter. The Company has received $4.0 million in associated origination fees from PPP2, of which $955,000 was recognized in interest income in the third quarter of 2021, and $2.5 million has yet to be recognized.

DIVIDEND
On September 30, 2021 the Company's Board of Directors declared a third quarter dividend of $0.32 per share. The third quarter dividend represents a payout to shareholders of 38.55% of earnings per share for the period, and will be paid on October 22, 2021 to shareholders of record as of October 12, 2021.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.50 billion in assets. The Bank provides a complete array of commercial and retail banking services through seventeen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	September 30, 2021	December 31, 2020	September 30, 2020
Assets
Cash and due from banks	$27,126	$26,212	$22,742
Interest-bearing deposits in other banks	93,779	56,151	48,111
Securities available for sale	309,224	313,376	340,140
Securities to be held to maturity	375,699	365,613	331,962
Restricted equity securities, at cost	8,839	10,545	10,545
Loans held for sale	1,437	5,855	6,387
Loans	1,617,212	1,476,761	1,436,646
Less allowance for loan losses	17,507	16,253	15,371
Net loans	1,599,705	1,460,508	1,421,275
Accrued interest receivable	8,380	9,298	10,249
Premises and equipment	29,106	27,251	27,110
Other real estate owned	—	908	777
Goodwill	30,646	30,646	29,805
Other assets	45,650	54,873	47,523
Total assets	$2,529,591	$2,361,236	$2,296,626
Liabilities
Demand deposits	$354,899	$250,219	$248,444
NOW deposits	625,294	520,385	492,223
Money market deposits	190,420	163,819	156,948
Savings deposits	348,033	304,603	275,513
Certificates of deposit	194,373	246,875	252,461
Certificates $100,000 to $250,000	263,860	295,672	269,881
Certificates $250,000 and over	56,334	63,038	67,589
Total deposits	2,033,213	1,844,611	1,763,059
Borrowed funds	233,201	262,038	283,787
Other liabilities	24,440	30,861	30,340
Total Liabilities	2,290,854	2,137,510	2,077,186
Shareholders' equity
Common stock	110	110	109
Additional paid-in capital	66,471	65,285	64,943
Retained earnings	174,391	158,359	154,783
Net unrealized gain (loss) on securities available for sale	(627)	5,009	5,520
Net unrealized loss on securities transferred from available for sale to held to maturity	(99)	(133)	(139)
Net unrealized loss on cash flow hedging derivative instruments	(1,537)	(4,932)	(5,800)
Net unrealized gain on postretirement costs	28	28	24
Total shareholders' equity	238,737	223,726	219,440
Total liabilities & shareholders' equity	$2,529,591	$2,361,236	$2,296,626
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	10,992,950	10,950,289	10,942,959
Book value per common share	$21.72	$20.43	$20.05
Tangible book value per common share	$18.90	$17.60	$17.32

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the nine months ended September 30,		For the quarter ended September 30,
In thousands of dollars, except per share data	2021	2020	2021	2020
Interest income
Interest and fees on loans	$45,864	$44,124	$15,905	$14,109
Interest on deposits with other banks	45	87	21	8
Interest and dividends on investments	11,173	13,775	3,662	4,389
Total interest income	57,082	57,986	19,588	18,506
Interest expense
Interest on deposits	5,796	11,613	1,650	2,866
Interest on borrowed funds	2,679	2,219	927	895
Total interest expense	8,475	13,832	2,577	3,761
Net interest income	48,607	44,154	17,011	14,745
Provision for loan losses	1,575	4,550	525	1,800
Net interest income after provision for loan losses	47,032	39,604	16,486	12,945
Non-interest income
Investment management and fiduciary income	3,352	2,712	1,135	909
Service charges on deposit accounts	1,132	1,257	413	375
Net securities gains (losses)	22	1,179	(142)	—
Mortgage origination and servicing income	4,351	3,802	1,030	1,914
Debit card income	3,875	3,041	1,332	1,064
Other operating income	1,852	1,636	607	543
Total non-interest income	14,584	13,627	4,375	4,805
Non-interest expense
Salaries and employee benefits	15,600	14,719	5,424	5,032
Occupancy expense	2,148	2,117	735	709
Furniture and equipment expense	3,535	3,438	1,135	1,184
FDIC insurance premiums	600	548	209	189
Amortization of identified intangibles	52	32	17	10
Other operating expense	7,367	8,382	2,412	2,152
Total non-interest expense	29,302	29,236	9,932	9,276
Income before income taxes	32,314	23,995	10,929	8,474
Applicable income taxes	5,591	3,836	1,915	1,379
Net Income	$26,723	$20,159	$9,014	$7,095
Basic earnings per share	$2.45	$1.86	$0.83	$0.65
Diluted earnings per share	$2.43	$1.84	$0.82	$0.65

The First Bancorp
Selected Financial Data (Unaudited)

	As of and for the nine months ended September 30,		As of and for the quarter ended September 30,
Dollars in thousands, except for per share amounts	2021	2020	2021	2020

Summary of Operations
Interest Income	$57,082	$57,986	$19,588	$18,506
Interest Expense	8,475	13,832	2,577	3,761
Net Interest Income	48,607	44,154	17,011	14,745
Provision for Loan Losses	1,575	4,550	525	1,800
Non-Interest Income	14,584	13,627	4,375	4,805
Non-Interest Expense	29,302	29,236	9,932	9,276
Net Income	26,723	20,159	9,014	7,095
Per Common Share Data
Basic Earnings per Share	$2.45	$1.86	$0.83	$0.65
Diluted Earnings per Share	2.43	1.84	0.82	0.65
Cash Dividends Declared	0.95	0.92	0.32	0.31
Book Value per Common Share	21.72	20.05	21.72	20.05
Tangible Book Value per Common Share	18.90	17.32	18.90	17.32
Market Value	29.14	21.07	29.14	21.07
Financial Ratios
Return on Average Equity (a)	15.28%	12.32%	14.92%	12.80%
Return on Average Tangible Common Equity (a)	17.62%	14.27%	17.14%	14.81%
Return on Average Assets (a)	1.48%	1.22%	1.44%	1.24%
Average Equity to Average Assets	9.68%	9.89%	9.66%	9.65%
Average Tangible Equity to Average Assets	8.40%	8.54%	8.41%	8.34%
Net Interest Margin Tax-Equivalent (a)	2.94%	2.93%	2.96%	2.82%
Dividend Payout Ratio	38.78%	49.46%	38.55%	47.69%
Allowance for Loan Losses/Total Loans	1.08%	1.07%	1.08%	1.07%
Non-Performing Loans to Total Loans	0.39%	0.63%	0.39%	0.63%
Non-Performing Assets to Total Assets	0.25%	0.43%	0.25%	0.43%
Efficiency Ratio	45.04%	50.00%	44.85%	45.97%
At Period End
Total Assets	$2,529,591	$2,296,626	$2,529,591	$2,296,626
Total Loans	1,617,212	1,436,646	1,617,212	1,436,646
Total Investment Securities	693,762	682,647	693,762	682,647
Total Deposits	2,033,213	1,763,059	2,033,213	1,763,059
Total Shareholders' Equity	238,737	219,440	238,737	219,440
(a) Annualized using a 365-day basis for 2021 and a 366-day basis for 2020.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2021 and 2020.

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net interest income as presented	$48,607	$44,154	$17,011	$14,745
Effect of tax-exempt income	1,762	1,741	574	586
Net interest income, tax equivalent	$50,369	$45,895	$17,585	$15,331

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Non-interest expense, as presented	$29,302	$29,236	$9,932	$9,276
Net interest income, as presented	48,607	44,154	17,011	14,745
Effect of tax-exempt interest income	1,762	1,741	574	586
Non-interest income, as presented	14,584	13,627	4,375	4,805
Effect of non-interest tax-exempt income	124	124	41	41
Net securities (gains) losses	(22)	(1,179)	142	—
Adjusted net interest income plus non-interest income	$65,055	$58,467	$22,143	$20,177
Non-GAAP efficiency ratio	45.04%	50.00%	44.85%	45.97%
GAAP efficiency ratio	46.37%	50.60%	46.44%	47.45%
The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Average shareholders' equity as presented	$233,763	$218,603	$239,673	$220,465
Less intangible assets	(30,971)	(29,920)	(30,994)	(29,934)
Tangible average shareholders' equity	$202,792	$188,683	$208,679	$190,531

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Income, as presented	$26,723	$20,159	$9,014	$7,095
Add: provision for loan losses	1,575	4,550	525	1,800
Add: income taxes	5,591	3,836	1,915	1,379
Pre-Tax, pre-provision net income	$33,889	$28,545	$11,454	$10,274

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com